                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy     [_]Confidential, for Use
Statement                    of the Commission Only
                             (as Permitted by Rule
[_] Definitive Proxy         14a-6(e)(2))
Statement

[_] Definitive Additional
Materials

[_] Soliciting Material Under Rule 14a-12

                             United Rentals, Inc.
            ------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


            ------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)Title of each class of securities to which transaction applies:

    (2)Aggregate number of securities to which transaction applies:

    (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)Proposed maximum aggregate value of transaction:

    (5)Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)Amount previously paid:

    (2)Form, Schedule or Registration Statement No.:

    (3)Filing Party:

    (4)Date Filed:

[LOGO] united rentals

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               -----------------

TO OUR STOCKHOLDERS:

   A special meeting of stockholders of United Rentals, Inc., will be held at
     , on       , 2001, at 10:00 a.m. local time, for the purpose of approving our Employee Stock Purchase Plan.

   The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matter specified in this notice may be taken without further notice to stockholders except as may be required by our by-laws. Stockholders of record at the close of business on October 10, 2001 are entitled to notice of, and to vote on, the matter to be considered at the meeting or any reconvened meeting following any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ JOHN MILNE

                                          JOHN N. MILNE
                                          Corporate Secretary

October  , 2001

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                                                                  [      ], 2001

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

   This proxy statement is furnished in connection with the solicitation by the board of directors of United Rentals, Inc., of proxies to be voted at a special
meeting of stockholders to be held at [    ], on [      ], 2001, at 10:00 a.m.
local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the
accompanying materials are being mailed on or about [      ], 2001.

Record Date

   The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on October 10, 2001.

Voting Securities Outstanding on Record Date

   Set forth below is information concerning our outstanding voting securities.

   Common Stock. As of the record date, there were [         ] shares of our
common stock outstanding.

   Series C Preferred. As of the record date, there were 300,000 shares of our Series C Perpetual Convertible Preferred Stock ("Series C Preferred") outstanding. Each share of Series C Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series C Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

   Series D Preferred (Class D-1). As of the record date, there were 105,252 shares of our Class D-1 Perpetual Convertible Preferred Stock ("D-1 Preferred") outstanding. Each share of D-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of D-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

   The holders of the common stock, the Series C Preferred and the D-1 Preferred will have the right to vote together, as a single class, on the matter being brought before the meeting. With respect to such matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held, (ii) each holder of record of Series C Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Quorum

   The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present.

Right to Revoke Proxies

   Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving us written notice of such revocation, (b) voting in person at the meeting or (c) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Michael J. Nolan, Chief Financial Officer.

Method and Cost of Solicitation

   We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or telegram. We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

                   APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

General

   On September 28, 2001, our board of directors approved the "United Rentals, Inc. Employee Stock Purchase Plan." This plan offers eligible employees the opportunity to purchase shares of our common stock, through payroll deductions, at a price that is 15% lower than the market price. We have adopted this plan in order to encourage our employees to purchase our common stock. We believe that employees who are also equity owners have an additional incentive to work for the success of our company.

   The board's approval of the plan was conditioned on our obtaining stockholder approval for the plan. We are asking you to approve the plan at the meeting. If you approve the plan, the plan will be effective as of January 1, 2002.

   We have summarized below certain key provisions of the plan. This summary may not contain all the information that is important to you. Before you decide how to vote, you should review the entire plan. A copy of the plan is included as Appendix A.

Shares Available

   The maximum number of shares of our common stock that may be sold under the plan is 2,000,000, subject to adjustment for certain specified changes in our capital structure. Shares sold by us under the plan may be from any proper source, including newly issued shares, treasury shares or shares purchased by us on the open market.

Eligibility

   The plan is open to eligible employees of our company and each subsidiary of our company that is designated by the plan administrator to participate in the plan. Eligibility to participate in the plan during each calendar year is determined at the beginning of such year. Each employee that, as of the beginning of the calendar year, has been employed by us for at least one year is eligible to participate in the plan during such calendar year, except as described in the following paragraph.

   The following persons are not eligible to participate in the plan:

  . each employee that is both; (1) an executive officer or director of our company or other person that is subject to the reporting requirements of
     Section 16(a) of the Securities Exchange Act of 1934 and (2) a "highly compensated employee" within the meaning of section 424(q) of the Internal Revenue Code (generally any employee that receives compensation in excess of $85,000 per annum);


  . any employee that (i) owns (or has the contractual right to acquire) 5% or more of the total combined voting power or value of the stock of our company or (ii) would own (or have the contractual right to acquire) such amount if he participated in the plan and purchased the maximum number of shares he was eligible to purchase during the year for which eligibility is being determined.

   Our non-employee directors are not eligible to participate in the plan because the plan is only open to employees. Our other directors and our executive officers are not currently eligible, and are not expected to become eligible, to participate in the plan based on the first exclusion from eligibility described in the preceding paragraph.

Payroll Deductions

   Each employee that participates in the plan must authorize us to make regular deductions from the compensation (as defined in the plan) payable to such employee. The employee specifies the percentage of compensation to be deducted. However, the percentage may not exceed 15%. The employee may change the specified percentage twice each calendar year.

   We will maintain a payroll deduction account for each employee that participates in the plan. We will use this account to keep track of the amounts deducted from the employee's compensation. This account is a bookkeeping account. This means that we will not actually segregate the funds that are deducted and that these funds can be used for our general corporate purposes.

Purchases of Stock Under the Plan

   The funds in each participant's payroll deduction account will be used to purchase shares of our common stock as follows:

      Timing of Purchases. Purchases of common stock under the plan will be made twice each calendar year. The purchase dates will generally be June 30 and December 31 of each year.

      Purchase Price. The purchase price for shares acquired pursuant to the plan will be 85% of the lower of: (i) the closing price for our common stock on the New York Stock Exchange on the purchase date or (ii) such closing price on the first trading day of the calendar year in which the purchase takes place.

      Maximum Number of Shares. The maximum number of shares that a participant may purchase each calendar year is equal to the number obtained by dividing $25,000 by the closing price for our common stock on the New York Stock Exchange on the first trading day of the calendar year.

Administration

   The plan will operate in accordance with the procedures and guidelines set forth in the plan. The plan will be administered by our board or a committee appointed by the board.

Amendment and Termination of Plan

   The board of directors may, in its discretion, terminate the plan or amend it in any respect. However, if stockholder approval of any such amendment is required by section 423 of the Internal Revenue Code, the amendment will not be effective without such approval.

Federal Income Tax Consequences

   The plan is intended to qualify as an "employee stock purchase plan" under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant under federal income tax laws as a result of purchasing, or having the right to purchase, shares under the plan. As summarized below, a participant may become liable for federal income tax upon disposition of shares acquired under the plan. The character of any gain or loss upon disposition will depend upon how long the shares have been held by the participant.

   The plan is structured so that the stock acquired each calendar year by a participant will be treated as having been acquired pursuant to an option ("Option") granted on the first trading day of the calendar year. If a participant disposes of the common stock acquired by an exercise of an Option more than two years after the grant date of the Option, the participant must recognize as ordinary income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of such disposition over the purchase price for the shares, or (b) 15% of the fair market value of the common stock at the time the Option was granted. Any further gain upon such disposition will be deemed a long-term capital gain. The same treatment applies if the participant dies at any time while owning the shares, resulting in ordinary income being included in the participant's gross estate for the taxable year closing with the participant's death. If the shares are sold and the sales price is less than the purchase price for the shares, there is no ordinary income and the participant has a capital loss for the difference between the sales price and the exercise price.

   If the shares are sold or disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant at the time of disposition. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will be deemed a long-term capital gain if the shares have been held more than one year. Even if the shares are sold for less than their fair market value measured as of the purchase date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the purchase price and the fair market value of the shares on the purchase date.

   The amount of any ordinary income recognized under the rules described above, added to the purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares (except in the case of death, where the fair market value on the date of death or the alternative valuation date will be the tax basis of the shares).

   A disposition includes any transfer of legal title, such as transfer by sale, exchange or gift, but it does not include a transfer into joint ownership with right of survivorship if the participant remains one of the joint owners, a pledge or a transfer by bequest or inheritance or an exchange of stock in a tax-free reorganization.

   There are no federal income tax consequences to our company by reason of the sale of shares pursuant to the plan or the grant or exercise of Options relating thereto. We would not be entitled to a deduction for amounts taxed as ordinary income to a participant, except to the extent that ordinary income must be reported by a participant upon disposition of shares before the expiration of the holding period described above. Participants are required to notify us of any disposition of shares purchased under the plan within two years from the date of grant of the Option relating to such purchase.

   The foregoing discussion is not a complete description of the federal income tax aspects of participation in the plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes or foreign laws (if a participant is working abroad) that may be applicable. Each participant should review applicable tax rules and regulations or consult a tax advisor.

   Section 401(a) of the Code is not applicable to the Plan.

Vote Required

   Approval of the plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against approving the plan.

   The board of directors recommends that you vote FOR approval of the plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information Concerning Ownership of Common Stock

   The table below and the notes thereto set forth as of October 1, 2001 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by (i) each director and executive officer of our company, (ii) all executive officers and directors of our company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

                                                              Number of
                                                              Shares of      Percent of
                                                             Common Stock      Common
                                                             Beneficially      Stock
Name and Address(1)                                          Owned(2)(3)      Owned(3)
-------------------                                          ------------     --------
Bradley S. Jacobs...........................................  18,166,535(4)     22.0%
Wayland R. Hicks............................................   1,801,944(5)      2.4%
John N. Milne...............................................   3,062,537(6)      4.1%
Michael J. Nolan............................................   1,398,197(7)      1.9%
Leon D. Black...............................................      30,000(8)        *
Richard D. Colburn..........................................  13,451,000(9)     18.3%
Ronald M. DeFeo.............................................      93,000(10)       *
Michael S. Gross............................................      30,000(11)       *
Richard J. Heckmann.........................................     182,800(12)       *
John S. McKinney............................................     955,119(13)     1.3%
Gerald Tsai, Jr.............................................     710,001(14)     1.0%
Timothy J. Tully............................................     105,120(15)       *
Christian M. Weyer..........................................     102,000(16)       *
All executive officers and directors as a group (13 persons)  37,672,619(17)    43.5%
Apollo Investment Fund IV, L.P. and
  Apollo Overseas Partners IV, L.P..........................  15,333,333(18)    17.3%
Wellington Management Company, LLP..........................   4,368,870(19)     6.0%

--------
 *   Less than 1%.
 (1) Unless otherwise indicated, the address is c/o our company at Five Greenwich Office Park, Greenwich, CT 06830.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (4) Consists of 9,066,534 outstanding shares (including 800,000 shares of restricted stock that are subject to vesting), 6,150,001 shares issuable upon the exercise of currently exercisable warrants and 2,950,000 shares issuable upon the exercise of currently exercisable options. Mr. Jacobs has certain rights relating to the disposition of the shares and warrants owned by certain of the other officers and employees of United Rentals as described under "--Certain Agreements Relating to Securities Held by Officers." By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares owned by such other officers and employees of United

     Rentals. The shares that the table indicates are owned by Mr. Jacobs include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Excluding such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 15,143,043 shares of common stock (composed of 7,193,043 outstanding shares (including 800,000 shares of restricted stock that are subject to vesting), 5,000,000 shares issuable upon the exercise of currently exercisable warrants and 2,950,000 shares issuable upon the exercise of currently exercisable options).
 (5) Consists of 576,944 outstanding shares (including 500,000 shares of restricted stock that are subject to vesting) and 1,225,000 shares issuable upon the exercise of currently exercisable options.
 (6) Consists of 1,598,251 outstanding shares (including 470,000 shares of restricted stock that are subject to vesting), 714,286 shares issuable upon the exercise of currently exercisable warrants and 750,000 shares issuable upon the exercise of currently exercisable options.
 (7) Consists of 597,482 outstanding shares (including 235,000 shares of restricted stock that are subject to vesting), 285,715 shares issuable upon the exercise of currently exercisable warrants and 515,000 shares issuable upon the exercise of currently exercisable options.
 (8) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 18.
 (9) Consists of (i) 1,421,000 outstanding shares owned by a corporation wholly owned by Mr. Colburn, (ii) 30,000 shares issuable upon exercise of currently exercisable options held by Mr. Colburn and (iii) 12,000,000 outstanding shares held by the Music Fund, of which Mr. Colburn is a director. As a director of the Music Fund, Mr. Colburn may share the power to direct the voting and disposition of the shares held by the Music Fund. However, Mr. Colburn disclaims beneficial ownership of such shares.
(10) Consists of 3,000 outstanding shares and 90,000 shares issuable upon the exercise of currently exercisable options.
(11) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 18.
(12) Consists of 92,800 outstanding shares and 90,000 shares issuable upon exercise of currently exercisable options.
(13) Consists of 962 outstanding shares and 954,157 shares issuable upon the exercise of currently exercisable options.
(14) Consists of 270,001 outstanding shares and 440,000 shares issuable upon exercise of currently exercisable options.
(15) Consists of 105,120 outstanding shares held by a limited liability company of which Mr. Tully serves as managing member. Mr. Tully disclaims beneficial ownership of 76,590 of these shares.
(16) Consists of 72,000 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.
(17) Consists of 24,388,461 outstanding shares, 6,150,001 shares issuable upon the exercise of currently exercisable warrants and 7,134,157 shares issuable upon the exercise of currently exercisable options.
(18) Consists of 12,000,000 shares issuable upon conversion of outstanding shares of our Series C Preferred Stock and 3,333,333 shares issuable upon conversion of outstanding shares of our Series D-1 Preferred Stock. Of the shares indicated, (i) 13,055,707 shares are owned by Apollo Investment Fund IV, L.P. ("AIFIV") and (ii) 2,277,626 shares are owned by Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. ("Capital Management IV") is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.
(19) The share ownership information for Wellington Management Company, LLP ("Wellington") is as of March 31, 2001, and is based on information provided by Wellington. Wellington has shared voting power with respect to 4,076,301 of the indicated shares and has shared dispositive power with respect to all of the indicated shares. Such shares are owned by various clients of Wellington for whom Wellington serves as investment advisor.

Certain Agreements Relating to Securities Held By Officers

   Prior to our initial public offering, certain executive officers and other employees of our company purchased our common stock (and in certain cases warrants) from us in private placements. All shares of our common stock and warrants purchased by the executive officers and other employees of our company prior to our initial public offering (and any shares of our common stock acquired upon exercise of such warrants) are referred to as the "Private Placement Securities."

   Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with our company and Mr. Jacobs that provides that (1) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such holder a pro rata portion of such holder's Private Placement Securities at the then prevailing prices, and (2) except for sales that may be required to be made as aforesaid, the holder shall not (without our prior written consent) sell or otherwise dispose of the Private Placement Securities owned by such holder (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate, depending on the individual, in either September or October 2002.

   Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that we, in our sole discretion, may, prior to September 1, 2005, repurchase the Private Placement Securities owned by such holder in the event that such holder breaches any agreement with us or acts adversely to the interest of our company. The amount to be paid by us in the event of a repurchase will be equal to (1) in the case of Messrs. Milne and Nolan, $9.125 per share of common stock and $0.625 per warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased and (2) in the case of any other holder of Private Placement Securities, the amount originally paid by such holder for such securities plus an amount representing a 10% annual return on such amount.

   There are currently approximately 3,023,492 Private Placement Securities that are subject to the aforementioned agreements (comprised of 1,873,491 outstanding shares and 1,150,001 shares that may be acquired pursuant to currently exercisable warrants). These securities include the following securities held by the current executive officers and directors of our company:
John N. Milne (1,068,251 outstanding shares and warrants to purchase 714,286 shares); and Michael J. Nolan (347,382 outstanding shares and warrants to purchase 285,715 shares).

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

Notice Required to Include Proposals in Our Proxy Statement

   We will review for inclusion in the proxy statement for our 2002 Annual Meeting of Stockholders any shareholder proposals that are received by January 1, 2002. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: John N. Milne, Secretary.

Notice Required to Bring Business Before an Annual Meeting

   Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2002 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

   If a stockholder notifies us after March 17, 2002, of an intention to present a proposal at the 2002 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

   The board of directors of our company does not know of any matter to be presented for action at the meeting other than the proposal described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the board of directors' recommendations.

                                                                      Appendix A

                             UNITED RENTALS, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

                           Effective January 1, 2002

                                   ARTICLE I

                                  Background

   1.1 Purpose. The purpose of the Plan is to provide eligible employees of the Company and Designated Subsidiaries with opportunities to purchase shares of the Company's Common Stock.

   1.2 Reserved Shares. Two million shares of Common Stock have been approved for issuance under the Plan. Shares may be issued upon exercise of an option from (i) authorized but unissued Common Stock; (b) from shares held in the treasury of the Company; or (iii) from any other proper source.

   1.3 Effective Date. This Plan was adopted by the Board on September 28, 2001 and shall be effective January 1, 2002, subject to approval of the Plan by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy. If the shareholders fail to approve the Plan within 12 months before or after the date the Board adopted the Plan, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and all contributed funds shall be refunded to participating employees.

                                  ARTICLE II

                                  Definitions

   2.1 Administrator. The Board or any committee appointed by the Board.

   2.2 Board. The Board of Directors of the Company.

   2.3 Plan. United Rentals, Inc. Employee Stock Purchase Plan.

   2.4 Closing Price. Either: (A) the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is listed; or
(B) the closing price of the Common Stock on the Nasdaq National Market system; or (C) the average of the closing bid and asked prices in the over-the-counter market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the Closing Price will be the reported price for the next preceding day on which sales were made.

   2.5 Code. The Internal Revenue Code of 1986, as amended.

   2.6 Company. United Rentals, Inc., a Delaware corporation.

   2.7 Compensation. An employee's base salary, pay or earned income from the Company, including overtime and commissions, but excluding bonuses. Only amounts earned while the employee is eligible to participate will be considered Compensation.

   2.8 Common Stock. Common stock of the Company.

   2.9 Continuity of Control. Following a merger or consolidation, if the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% voting power of the capital stock of the surviving corporation, "Continuity of Control" shall be deemed to exist.

   2.10 Designated Subsidiary. Any subsidiary of the Company (as defined in
Section 424(f) of the Code) designated by the Administrator from time to time to participate in this Plan.

   2.11 Exercise Date. The last Trading Day of a Purchase Period.

   2.12 Highly Compensated Employee. Any individual described in Code section 414(q), as determined by the Administrator.

   2.13 Offering Period. The period beginning on the first Trading Day on or after January 1 of each calendar year and ending on the last Trading Day of December in that calendar year.

   2.14 Offering Commencement Date. The first day of an Offering Period.

   2.15 Option Price. The price for each share purchased pursuant to an option will be 85% of the Closing Price of the Common Stock on (i) the Offering Commencement Date or (ii) the applicable Exercise Date, whichever is less.

   2.16 Purchase Periods. Within each Offering Period will be two successive Purchase Periods, each lasting approximately 6 months (i.e., approximately January 1 to June 30 and July 1 to December 31). The first day of the first Purchase Period shall be the first day of the Offering Period. The first day of the second Purchase Period shall be the first Trading Day on or after July 1 each year.

   2.17 Trading Day. A day on which the principal stock exchange on which the Common Stock is listed (including the National Association of Securities Dealers Automated Quotation (Nasdaq) system) is open for trading.

                                  ARTICLE III

                                  Eligibility

   3.1. Subject to Section 3.2, all employees of the Company and all employees of any Designated Subsidiary are eligible to participate in any offering of options to purchase Common Stock under the Plan, provided that: (i) they have been employed by the Company or a Designated Subsidiary for at least one year; and (ii) they are employees of the Company or a Designated Subsidiary on the first day of the Offering Period.

   3.2 Notwithstanding Section 3.1, an employee may not be granted an option hereunder if such employee (i) is a Highly Compensated Employee subject to reporting under Section 16(a) of the Securities Exchange Act of 1934; or (ii) immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Code section 424(d) will apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase will be treated as stock owned by the employee.

                                  ARTICLE IV

                                 Participation

   4.1 Payroll Deductions.

   (a) An employee who is expected to be eligible to participate in the Plan on any Offering Commencement Date may participate in such Offering Period by completing and forwarding a payroll deduction authorization form to the Company at least 14 days prior to the applicable Offering Period Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Offering Period. The Company will maintain payroll deduction accounts for all participating employees who submit payroll deduction authorization forms.

   (b) With respect to any Offering Period under this Plan, an eligible employee may authorize a payroll deduction in any whole number percentage up to a maximum of 15% of the Compensation he or she receives during the Offering Period or such shorter period during which deductions from payroll are made.

   (c) Unless an employee files a new form or withdraws from the Plan, the employee's deductions and purchases will continue at the same rate for future Offering Periods under the Plan as long as the Plan remains in effect.

   4.2 Limits on Payroll Deductions. No employee may be granted an option which permits his or her rights to purchase Common Stock under this Plan and any other stock purchase plan of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Offering Period) for each calendar year in which the option is outstanding at any time.

   4.3 Changes to Payroll Deductions. An employee may increase, decrease or discontinue his or her payroll deduction twice during any Offering Period by filing a new payroll deduction authorization form. If an employee elects to discontinue payroll deductions during an Offering Period, but does not elect to withdraw funds from the Plan pursuant to subsection (e) below, funds deducted prior to the election to discontinue will be applied to the purchase of Common Stock on the Exercise Date.

   4.4 Withdrawal of Payroll Deductions. An employee may, on any one occasion during an Offering Period and for any reason, withdraw all or part of the balance accumulated in the employee's payroll deduction account. Any such withdrawal must be effected prior to the close of business on the last day of the Offering Period. If the employee withdraws all of such balance, the employee will thereby withdraw from participation in the Offering and may not begin participation again during the remainder of the Offering Period. Any employee withdrawing all or part of such balance may participate in any subsequent Offering Period in accordance with terms and conditions established by the Administrator.

   4.5 Interest on Payroll Deductions. Interest will not be paid on any employee payroll deduction accounts, except to the extent that the Administrator, in its sole discretion, elects to credit such accounts with interest at such per annum rate as it may from time to time determine.

                                   ARTICLE V

                              Purchase of Shares

   5.1 Grant of Options. On the Offering Commencement Date, the Administrator will grant to each employee who is then eligible to participate in the Plan an option to purchase such number of shares of Common Stock of the Company reserved for the purposes of the Plan as does not exceed the number of shares determined by dividing (i) $25,000 by (ii) the Closing Price of Common Stock on the Offering Commencement Date, or such other number of shares as the Administrator may determine. The option may be exercised in whole or in part on either of the Exercise Dates during that Offering Period.

   5.2 Exercising Options.

   (a) Each employee who continues to be a participant in the Plan on an Exercise Date will be deemed to have exercised his or her option at the Option Price on such date and will be deemed to have purchased from the Company the number of shares of Common Stock reserved for the purpose of the Plan that his of her accumulated payroll deductions on such Exercise Date will purchase.

   (b) (1) In the event of a participating employee's termination of employment prior to the Exercise Date (whether as a result of the employee's voluntary or involuntary termination, retirement, death or otherwise), no payroll deduction will be taken from any pay due and owing to the employee and the balance in the employee's payroll deduction account will be paid to the employee or, in the event of the employee's death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee's estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate.

   (2) If, prior to the last Trading Day of an Offering Period, the Designated Subsidiary by which an employee is employed will cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee will be deemed to have terminated employment for the purposes of this Plan.

   5.3 Issuance of Shares. As soon as practicable following the end of each Offering Period, certificates representing shares of Common Stock purchased under the Plan on the Exercise Date shall be issued in the street name of a brokerage firm, bank or other nominee holder designated by the employee.

   5.4 Notice of Tax Law Compliance. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the option pursuant to which such shares were purchased or one year after the transfer of such share to the employee, so that the Company may take appropriate income tax deductions with respect to such transfer and otherwise comply with applicable federal, state and local income tax laws.

                                  ARTICLE VI

                       Effect of Corporate Transactions

   6.1 Continuity of Control. In the event of a merger or consolidation of the Company where there is Continuity of Control, the holder of each outstanding option will be entitled to receive at the next Exercise Date the securities or property which a holder of one share of the Common Stock was entitled to at the time of such merger or consolidation. The Administrator will take such steps in connection with such merger or consolidation as the Administrator deem necessary to assure that the provisions of this Section 6.1 will be applicable.

   6.2 No Continuity of Control. In the event of a merger or consolidation of the Company which does not involve Continuity of Control, or a sale of all or substantially all of the assets of the Company while unexercised options remain outstanding under the Plan, (i) subject to the provisions of clauses (ii) and
(iii), after the effective date of such transaction, each holder of an outstanding option will be entitled, upon exercise of such option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (ii) all outstanding options may be canceled by the Administrator as of a date prior to the effective date of any such transaction and all payroll deductions will be paid out to the participating employees; or
(iii) all outstanding options may be canceled by the Administrator as of the effective date of any such transaction, provided that notice of such cancellation will be given to each holder of an option, and each holder of an option will have the right to exercise such option in full based on payroll deductions then credited to his account as of a date determined by the Administrator, which date will not be less than 10 days preceding the effective date of such transaction.

                                  ARTICLE VII

                           Amendment and Termination

   7.1 Amendment of the Plan. The Board of Directors of the Company may at any time, and from time to time, amend this Plan in any respect, except that if the approval of any such amendment by the stockholders of the Company is required by Code section 423, such amendment will not be effected without such approval.

   7.2 Change in Offering or Purchase Periods. The Administrator will have the power to change the duration of the Offering Period or Purchase Period (including the commencement and termination date thereof) with respect to future Offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected thereafter.

   7.3 Termination of the Plan. The Board of Directors of the Company may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination.

                                 ARTICLE VIII

                                Administration

   8.1 Administrator. The Plan will be administered by the Administrator, which has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto will be final and conclusive.

   8.2 Costs of Plan. The Company will pay all costs of administering the Plan, including the costs of brokerage fees, commissions and expenses, if any, for acquiring shares to be purchased under the Plan. All costs related to the employee's sale of shares acquired under the Plan will be borne by the employee.

                                  ARTICLE IX

                                 Miscellaneous

   9.1 Optionees Not Stockholders. Neither the granting of an option to an employee nor the deductions from pay will constitute such employee a stockholder of the shares of Common Stock covered by an option under this Plan until such shares have been purchased by and issued to such employee.

   9.2 Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

   9.3 Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan and the share limitations hereunder will be increased proportionately, and such other adjustment will be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment will be made as may be deemed equitable by the Administrator to give proper effect to such event.

   9.4 Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Administrator will allot the shares then available on a pro rata basis.

   9.5 Securities Laws. The Company's obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on Nasdaq and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

   9.6 Governing Law. The Plan will be governed by the laws of the State of Delaware except to the extent that such law is preempted by federal law.

   9.7 Rule 16b-3 Compliance. The Plan is intended to comply with the provisions of Rule 16b-3(c) promulgated under the Securities Exchange Act of 1934 as a "tax conditioned stock purchase plan." Any provision inconsistent with such Rule will be inoperative to the extent it conflicts with Rule 16b-3(c).

                              UNITED RENTALS, INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael
J. Nolan or any of them with full power of substitution, proxies to vote at the Special Meeting of Stockholders of United Rentals, Inc. (the "Company") to be held on November 29, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

                         (To be Signed on Reverse Side)

--------------------------------------------------------------------------------

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.


[X]  Please mark your votes
     as in this example.


1.   Approval of Employee Stock Purchase        For      Against      Abstain
     Plan                                       [_]       [_]           [_]



SIGNATURES(S) _________________________________ DATE

NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.